Exhibit 99.1

PPL contacts:	For news media: George C. Lewis, 610-774-4687
For financial analysts: Joseph P. Bergstein, 610-774-5609
Riverstone contacts:	Jeffrey Taufield and James David
Kekst and Company, 212-521-4800

U.S. Department of Justice Completes Review of PPL-Riverstone Transaction

Final regulatory action completed;

transaction on track to close in second quarter 2015

ALLENTOWN, Pa. (April 23, 2015) -- PPL Corporation and Riverstone Holdings LLC have been notified by the U.S. Department of Justice that the agency has closed its review under the Hart-Scott-Rodino Antitrust Improvements Act of the proposed spinoff transaction involving PPL Energy Supply, which is PPL’s competitive generation business, and RJS Power Holdings, which is Riverstone’s competitive generation business.

This action is the final regulatory decision needed to close the transaction, and keeps PPL and Riverstone on track to close the transaction during the second quarter of 2015.

The transaction, when closed, will form Talen Energy Corporation, which will be an independent, publicly traded company listed on the New York Stock Exchange operating the combined competitive power generation businesses of PPL Energy Supply and RJS Power Holdings.

Previously, the Federal Energy Regulatory Commission, Pennsylvania Public Utility Commission and Nuclear Regulatory Commission approved filings related to the transaction.

PPL Corporation (NYSE: PPL), with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

Riverstone Holdings LLC is an energy and power-focused private investment firm founded in 2000 by David M. Leuschen and Pierre F. Lapeyre, Jr. with approximately $30 billion of equity capital raised. Riverstone conducts buyout and growth capital investments in the exploration & production, midstream, oilfield services, power and renewable sectors of the energy industry. With offices in New York, London, Houston and Mexico City, the firm has committed approximately $29 billion to over 110 investments in North America, Latin America, Europe, Africa and Asia. Visit www.riverstonellc.com for more information.

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